Filed Pursuant to Rule 433

Registration No. 333-215833

August 7, 2017

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated August 7, 2017)

Issuer:	CenterPoint Energy, Inc.

Security:	2.50% Senior Notes due 2022

Legal Format:	SEC Registered

Anticipated Ratings*:	Baa1 / BBB+ / BBB (Moody’s / S&P / Fitch)

Size:	$500,000,000

Trade Date:	August 7, 2017

Expected Settlement Date:	August 10, 2017

Maturity Date:	September 1, 2022

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2018

Coupon:	2.50%

Price to Public:	99.971%

Benchmark Treasury:	1.875% due July 31, 2022

Benchmark Treasury Yield:	1.806%

Spread to Benchmark Treasury:	+70 basis points

Re-offer Yield:	2.506%

Optional Redemption:	Prior to August 1, 2022, greater of 100% or make-whole at a discount rate of Treasury plus 12.5 basis points (calculated to August 1, 2022); and on or after August 1, 2022, 100% plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

CUSIP:	15189T AR8

Joint Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Senior Co-Manager:	TD Securities (USA) LLC

Co-Managers:	Evercore Group L.L.C. Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and MUFG Securities Americas Inc. toll-free at 1-877-649-6848.